January 31, 2007

Dear Fellow Shareholders:

I know that 2006 was a trying year for long-time shareholders in our company. As I write this letter, our share price is well below what it was a year ago. This has caused some of you to question the future of Horne International and the wisdom of your investment.

As the largest shareholder in the company, I understand your frustration. I, too, am disappointed in the stock price, but I want you to know that I am not disappointed in the company’s overall foundation, and I am confident about its future. Horne International is fundamentally sound, has built an enviable management team, and is well positioned in a competitive growth market.

While it was painfully necessary to revise our revenue projections downward for 2006, it is important to understand the main reasons behind those revisions. On two large contract opportunities, we teamed with prime contractors that have very high proposal win rates, but these teams were not successful in winning. A third large project has been delayed indefinitely by the U.S. government. Further, the instability in Iraq and contracting issues slowed our procurement-related revenue. Finally, we made the determination that M&M Engineering, Ltd., was not a good long-term strategic fit for our company. The combination of all of these events dramatically affected our revenues and was more than our core business could overcome in 2006.

As we faced up to the revised financial picture, we set on a deliberate course to create a more integrated, streamlined company. The move of our corporate headquarters and the corporate name change to Horne International were not merely cosmetic. They were part of our overall plan. The Fairfax offices are less costly and better situated, and the name change created a definable, recognizable respected name for the entire company.

We also put in place the structure for a management team with impeccable credentials. I hope that you have visited our new Web site and read the backgrounds of all involved in the company. Now we are intensely focused on business development and growth. Last year we issued a disappointingly small number of press releases announcing new contracts and had too little personal contact with our shareholders. I am committed to making 2007 a much more exciting story.

Providing greater value to shareholders is central to my thinking. You are the owners of Horne International. I am grateful for your continued support and for your active, constructive participation in our reinvigorated company.

Sincerely,

Darryl K. Horne

Chairman, President, and Chief Executive Officer

This letter contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.